UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2005

______________________________

SYNTROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4322 South 49th West Avenue	74107
Tulsa, Oklahoma	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (918) 592-7900

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01	Regulation FD Disclosure.

On November 28, 2005, Syntroleum Corporation (“Syntroleum”) announced that it had entered into a Heads of Agreement (the “Heads of Agreement”) with Brittania-U Nigeria Limited (“Brittania-U”) to acquire a 40 percent participating interest (the “Interest”) in an oil discovery in Oil Mining Lease 90 offshore Nigeria in the Ajapa Field (the “OML 90 Lease”), which has a size of approximately 46 square kilometers. Under the Heads of Agreement, Syntroleum and Brittania-U will negotiate and execute a joint operating agreement, technical services agreement and participation agreement incorporating the terms and conditions of the Heads of Agreement. Brittania-U also must obtain the approval of the Nigerian National Petroleum Corporation and Chevron Nigeria Limited and the consent of the Nigerian government to the transfer of the Interest to Syntroleum. If the parties have not executed these agreements and obtained the required approvals and consents by May 3, 2006, the Heads of Agreement will terminate unless the parties agree to extend the term of the Heads of Agreement.

Within six months of the execution of these agreements and the receipt of the appropriate approvals and consents, Syntroleum must commence the Phase 1 drilling, evaluation and, if necessary, testing, of the Ajapa-2 well on OML 90. The Ajapa-2 well is expected to have a total depth of 8,500 feet. Syntroleum estimates that the preliminary cost for Phase 1 to drill, evaluate, and test the Ajapa-2 well will be approximately $5 million. Upon completion of Phase 1, Syntroleum may either withdraw or proceed to the Phase 2 of the work program. If Syntroleum elects to withdraw, it will surrender all of its rights and obligations in the farm-out area to Brittania-U. If within six months of the completion of Phase 1, Syntroleum elects to proceed to Phase 2, then subject to rig availability and the receipt of all required governmental consents, Syntroleum must in Phase 2 either re-enter the existing Ajapa-1 well or drill a replacement well and evaluate the well, and then complete the well if warranted. Syntroleum is required to fund 100% of the estimated cost for Phase 1 of $5 million and the estimated cost for Phase 2 of $7 million.

Depending on rig availability, the results of the initial drilling and the availability of required production facilities, production from the Ajapa-1 or Ajapa-2 wells could commence by the end of 2006. In addition, the parties have identified the potential for additional exploration beyond the estimated reserves of the known accumulation on OML 90.

Syntroleum’s estimate of total capital expenditures for the project under a low reserve case is approximately $50 million, consisting of the $12 million for Phase 1 and 2 plus the estimated $38 million capital cost to develop the field. If Syntroleum elects to pursue the development of the Ajapa-2 well, it would be required to fund 100% of such expenditures. In addition, Syntroleum is required to make significant initial cash payments to Brittania-U. If the Ajapa-2 well is successful, Syntroleum could recover its capital expenditures with respect to the project according to a payout formula specified in the Heads of Agreement. Under the Heads of Agreement, Syntroleum will have an 80 percent revenue interest in the project before project payout, which is the date on which the project’s cumulative net revenue exceeds the project’s cumulative capital cost, a 50 percent revenue interest after project payout, and a 40 percent revenue interest after a specified volume of production is achieved.

Syntroleum currently is pursuing several other projects in Nigeria, one of which could close by the end of 2005, four of which are in the commercial discussion stage, and six of which are in the technical evaluation or data acquisition stage. However, Syntroleum can give no assurance that it will enter into definitive agreements with respect to these projects.

The information being furnished pursuant to Item 7.01 of this Form 8-K shall not be deemed to be “filed” for the purposes of the Securities Exchange Act of 1934 (the “Exchange Act”) nor shall it be incorporated by reference into filings under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K includes forward-looking statements as well as historical facts. These forward-looking statements include statements relating to the total depth of and cost to drill the Ajapa-2 well, commencement of production, estimated capital expenditures and recovery of operating and capital expenditures. When used in this document, the words “believe,” “potential,” “could” and similar expressions are intended to be among the statements that identify forward-looking statements. Although Syntroleum believes that the expectations reflected in these forward-looking statements are reasonable, these kinds of statements involve risks and

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uncertainties. Actual results may not be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those relating to the results of drilling activities, the uncertainty of reserve information, the volatility of oil and natural gas prices, operating risks of oil and natural gas operations, the successful commercialization of the Syntroleum Process, Syntroleum’s reliance on technological development and possible obsolescence of the Syntroleum Process, Syntroleum’s ability to protect its intellectual property rights, industry acceptance of the Syntroleum Process, the commercial viability of improvements to the Syntroleum Process, competition, access to financing and other factors detailed in Syntroleum’s Annual Report on Form 10-K and other filings with the SEC.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2005

SYNTROLEUM CORPORATION

By:	/s/ Greg G. Jenkins
Greg G. Jenkins
Executive Vice President of Finance & Business
Development and Chief Financial Officer

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